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                                   EXHIBIT 4.1

                            THE ACKERLEY GROUP, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

         1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll withholding amounts. It is the intention of the Company that the plan qualify as an "Employee Stock Purchase Plan" within the meaning of Code Section 423, and the provisions of the Plan shall be construed in a manner consistent with the requirements of Code Section 423.

         2. DEFINITIONS.

                  (a) "Base Pay" shall mean the Participant's federal income tax withholding compensation from the Company or any of its subsidiaries during the calendar year for services rendered (such as wages, salary, overtime, commissions, and other remuneration that is reportable to the federal government for the purpose of withholding federal income taxes and is reflected on a Participant's W-2 income tax statement), excluding payments of any annual budget incentive plan bonuses and non-cash payments.

                  (b) "Board" shall mean the Company's Board of Directors.

                  (c) "Change in Control" shall have the meaning set forth in paragraph 16.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Commencement Date" shall mean the first day of each Offering Period on which the New York Stock Exchange is open for trading.

                  (f) "Common Stock" shall mean the Company's publicly traded common stock, $.01 par value.

                  (g) "Company" shall mean The Ackerley Group, Inc., a Delaware corporation.

                  (h) "Committee" shall have the meaning set forth in paragraph 11(a).

                  (i) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of absence due to vacation, sick leave or FMLA leave, military leave or other approved leave of absence in accordance with the Company's policies or leave agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

                  (j) "Custodian" shall mean the person entity designated by the Committee or Plan Administrator pursuant to paragraph 11(b).



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                  (k) "Designated Subsidiary" shall mean each subsidiary that has been designated by the Board or the Committee as eligible to become a participating employer in the Plan.

                  (l) "Effective Date" shall mean January 1, 2000.

                  (m) "Employee" shall mean any person who is actually recorded as an employee on the Company's or Designated Subsidiary's customary and usual payroll records at the time the services are performed, provided that no person classified as an independent contractor by the Company or a Designated Subsidiary shall be considered an "Employee" for purposes of the Plan.

                  (n) "Exercise Date" shall mean the last day of each Offering Period on which the New York Stock Exchange is open for trading.

                  (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (p) "Fair Market Value" shall mean, on any date, the closing price per share of the Common Stock on the New York Stock Exchange on such date.

                  (q) "Offering Period" shall mean each biannual offering period beginning on January 1st and July 1st, and ending on June 30th and December 31st, respectively, of each year during the continuation of the Plan; provided that the Committee shall have the power to change the duration of Offering Periods from time to time in its sole discretion.

                  (r) "Option Price" shall have the meaning set forth in paragraph 4(c).

                  (s) "Participant" shall mean each Employee who is eligible to participate in the Plan and who has elected to participate in the Plan by timely filing a payroll withholding authorization form with the Committee.

                  (t) "Plan" shall mean The Ackerley Group, Inc. Employee Stock Purchase Plan, as amended from time to time.

                  (u) "Plan Administrator" shall mean the person designated by the Committee pursuant to paragraph 11(b).

                  (v) "Reserves" shall have the meaning set forth in paragraph 15(b).

                  (w) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

                  (x) "Transaction" shall have the meaning set forth in paragraph 16(b)(iii).



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         3. EMPLOYEE ELIGIBILITY.

                  (a) Subject to the requirements of paragraph 4(b), any Employee shall be eligible to participate in the Plan during an Offering Period, provided that as of the Commencement Date of such Offering Period:

                        (i) the Employee's customary employment with the Company
                  or a Designated Subsidiary is more than 20 hours per week and more than five months in any calendar year; and

                        (ii) the Employee has maintained Continuous Status as an
                  Employee for at least three months; and

         provided that the Employee maintains Continuous Status as an Employee throughout the Offering Period. For purposes of paragraph 3(a)(ii), service with a "predecessor employer" shall be considered service with the Company or a Designated Subsidiary. The term "predecessor employer" means an entity (i) the securities or assets of which are acquired by the Company or a Designated Subsidiary or which is merged into the Company or a Designated Subsidiary and (ii) which is so designated by the Committee.

                  (b) Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option under the Plan:

                        (i) if, immediately after the grant, the Employee
                  (together with any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary; or

                        (ii) which permits the Employee's right to purchase
                  stock under all employee stock purchase plans (described in Code Section 423) of the Company and any subsidiary to accrue at a rate that exceeds $25,000 of Fair Market Value of such stock (determined on the date the option is granted) for each calendar year in which the option is outstanding at any time.

         4. GRANT OF OPTION; PARTICIPATION.

                  (a) On each Commencement Date, the Company shall commence an offer by granting each eligible Employee an option to purchase the maximum number of shares of Common Stock that may be purchased by the eligible Employee pursuant to the Plan, subject to the limitations set forth in paragraph 10.

                  (b) Each eligible Employee may elect to participate in the Plan with respect to an offer only by filing a payroll withholding authorization form with the Committee on or before the 15th day of the month preceding the Commencement Date of the Offering Period (or such other date as the Committee may designate from time to time in its sole



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         discretion) authorizing payroll withholding (as set forth in paragraph
         5) throughout the Offering Period.

                  (c) The option price per share of the Common Stock subject to an offering (the "Option Price") shall be the lesser of:

                        (i) 90% of the Fair Market Value of a share of Common
                  Stock on the Commencement Date, or

                        (ii) 90% of the Fair Market Value of a share of Common
                  Stock on the Exercise Date.

         5. PAYROLL WITHHOLDING; PLAN ACCOUNT.

                  (a) The payroll withholding authorization form filed by an eligible Employee with the Committee shall indicate the percentage amount (in whole numbers) of the Participant's Base Pay (not to exceed 10%) that the Participant elects to use to purchase shares of Common Stock pursuant to the Plan. A Participant may change Participant's percentage amount by filing a new payroll withholding authorization form with the Committee on or before the 15th day of the month preceding the Commencement Date of the next Offering Period (or such other date as the Committee may designate from time to time in its sole discretion). The change in amount shall be effective on the Commencement Date of the next Offering Period and will not be effective for the Offering Period in progress at the time the Participant makes the change. A Participant's payroll withholding authorization form shall remain in effect for successive Offering Periods unless modified as provided in this paragraph or terminated as provided in paragraph 8.

                  (b) During an Offering Period, the Company shall withhold from each Participant's Base Pay the percentage amount elected by the Participant pursuant to paragraph 5(a). All payroll withholding from a Participant's Base Pay shall be credited to the Participant's Plan account. A Participant may not make any payments for the purchase of Common Stock pursuant to the Plan other than payments pursuant to a payroll withholding authorization form.

                  (c) The Participant's Plan account shall be in the name of the Participant or, if the Participant so directs in the initial payroll withholding authorization form or by written notice to the Committee prior to the Execution Date, in the names of the Participant and such other person as may be designated by the Participant as joint tenants with rights of survivorship, tenants in common or as community property, to the extent and in the manner permitted by applicable law.

         6. EXERCISE OF OPTION. Unless a Participant withdraws, the Participant's accumulated payroll withholding amounts in accordance with paragraph 8, the Participant's option to purchase Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of whole shares of Common Stock subject to the option granted to each Participant shall be purchased at the Option Price with the Participant's accumulated payroll



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withholding amounts. No fractional shares of Common Stock may be purchased.
Payroll withholding amounts that represent cash in lieu of fractional shares shall remain in the Participant's Plan account and shall become part of the Participant's accumulated payroll withholding amounts for the next Offering Period. The Common Stock purchased upon exercise of an option shall be deemed to be transferred to the Participant on the Exercise Date. During each Participant's lifetime, the option to purchase shares of Common Stock shall be exercisable only by the Participant.

         7. REGISTRATION AND DELIVERY OF STOCK. Certificates representing shares of Common Stock to be delivered to a Participant pursuant to the Plan shall be registered in the name of the Participant, held by the Custodian and credited to the Participant's Plan account. Upon written request by a Participant or a Participant's legal representative to the Custodian, the Custodian shall arrange for issuance and delivery of such certificates to the Participant's Plan account. The Custodian may require a Participant or a Participant's legal representative to provide such documentation as may be reasonably required in connection with the issuance and transfer of certificates of Common Stock.

         8. WITHDRAWAL FROM PLAN; TERMINATION OF EMPLOYMENT.

                  (a) During an Offering Period, a Participant may withdraw all, but not less than all, of the Participant's payroll withholding amounts prior to the Exercise Date of an Offering Period by giving written notice to the Committee. All of the Participant's payroll withholding amounts shall be paid to the Participant as soon as administratively feasible after receipt of written notice of withdrawal, and the Participant's option for the Offering Period shall be automatically terminated.

                  (b) Any Participant who withdraws from the Plan during an Offering Period pursuant to paragraph 8(a) shall not be eligible to participate in the Plan for the remainder of the Offering Period. To participate in the Plan for a subsequent Offering Period, the Participant must file a new payroll withholding authorization form with the Committee on or before the date prescribed pursuant to paragraph 4(b).

                  (c) Upon termination of a Participant's Continuous Status as an Employee prior to the Exercise Date of an Offering Period on account of retirement or disability (in accordance with the Company's personnel policies) or death, the Participant's payroll withholding amounts shall be used to purchase Common Stock on the next succeeding Exercise Date unless the Participant (or in the case of the Participant's death, the legal representative of the Participant's estate) elects to withdraw the Participant's payroll withholding amounts in cash prior to the Exercise Date. Upon termination of a Participant's Continuous Status as an Employee for any other reason, the Participant's payroll withholding amounts shall be refunded to the Participant in cash as soon as administratively feasible after such termination.

         9. INTEREST. No interest shall accrue on or be payable to a Participant's payroll withholding amounts.



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         10. AUTHORIZED STOCK; STOCKHOLDER RIGHTS.

                  (a) The maximum number of shares of Common Stock that shall be reserved for issuance pursuant to the Plan shall be 1,500,000, subject to adjustment due to changes in capitalization of the Company as provided in paragraph 15. If the total number of shares of Common Stock that would otherwise be subject to options granted pursuant to paragraph 4(a) on a Commencement Date exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares of Common Stock remaining available for option grant in a uniform manner. In such event, the Committee shall give notice to each Participant of the reduction in the number of shares of Common Stock available for option grant and, if necessary, shall reduce the rate of payroll withholding of all affected Participants. The Plan shall terminate if no Common Stock is available for issuance pursuant to the Plan. The Common Stock available for issuance pursuant to the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Company in the public market for issuance pursuant to the Plan. The Company shall pay all brokerage commissions and fees incurred in connection with the purchase of Common Stock for issuance pursuant to the Plan.

                  (b) No Participant shall have rights as a stockholder with respect to Common Stock subject to an option until such shares of Common Stock have been purchased for the Participant's Plan account in accordance with the provisions of the Plan.

         11. ADMINISTRATION OF PLAN.

                  (a) The Plan shall be administered by a committee comprised of one or more individuals (the "Committee") appointed from time to time by the Board. The Committee shall have full power and authority to promulgate rules and regulations for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan and to take all actions in connection with or in relation to the Plan as it deems necessary or desirable. Decisions of the Committee shall be made by a majority of its members and shall be final for all purposes. The Company shall pay all expenses incurred in connection with the administration of the Plan.

                  (b) The Committee may delegate all or part of its power and authority to administer the Plan to a Plan Administrator appointed by the Committee. The Plan Administrator (or the Committee if no Plan Administrator has been appointed) may delegate the responsibility for the day-to-day operations of the Plan to a Custodian. The Custodian shall establish and maintain an account for each Participant for the purpose of holding Common Stock on behalf of each Participant.

         12. RESTRICTIONS ON TRANSFERABILITY. Neither payroll withholding amounts nor any rights with regard to the exercise of an option or to receive Common Stock pursuant to the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempted assignment,



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transfer, pledge or other disposition shall be ineffective except that the
Committee may treat such act as an election to withdraw payroll withholding amounts in accordance with paragraph 8.

         13. USE OF FUNDS. All payroll withholding amounts pursuant to the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate payroll withholding amounts from its other assets.

         14. REPORTS. Statements of account shall be give to each Participant as soon as administratively feasible after each Exercise Date. The statements shall set forth the Participant's payroll withholding amounts throughout the Offering Period, the Option Price, the number of shares of Common Stock purchased and the cash balance, if any, in the Participant's Plan Account.

         15. ADJUSTMENTS. Subject to any required action by the stockholders of the Company,

                  (a) the number of shares of Common Stock subject to each option granted pursuant to the Plan that has not been exercised,

                  (b) the number of shares of Common Stock that has been authorized for issuance pursuant to the Plan but has not been placed under option (collectively, the "Reserves"), and

                  (c) the Option Price of Common Stock subject to each option granted pursuant to the Plan that has not been exercised,

         shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or similar capital adjustment, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, provided that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board whose determination shall be final, binding and conclusive for all purposes. Except as expressly provided in the plan, no issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or Option Price of the shares of Common Stock subject to an option granted pursuant to the Plan.

         16. EFFECTS OF CERTAIN CHANGES. In the event of the dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such event unless otherwise provided by the Board. In the event that the Company enters into an agreement to merge into, consolidate with or otherwise transfer all or substantially all of its assets to another corporation or a Change in Control or threatened Change in Control (as determined by the Committee in its sole discretion) occurs, each option under the Plan shall be assumed, or an equivalent option shall be substituted by, the surviving, resulting or acquiring



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corporation or a parent or subsidiary of such corporation unless the Board determines, in its sole discretion and in lieu of such assumption or substitution:

                  (a) to cancel each option and refund to each Participant the payroll withholding amounts received with respect to the canceled options, or

                  (b) to give each Participant the right to exercise the option as to all of the optioned shares of Common Stock, including shares of Common Stock as to which the option would not other be exercisable.

         For purposes of this paragraph 16, "Change in Control" means one or more of the following events.

                        (i) Any person within the meaning of Section 13(d) and
                  14(d) of the Exchange Act, other than the Company (including its Subsidiaries, directors or executive officer) has become the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of 50% or more of the combined voting power of the Company's then outstanding Common Stock or equivalent in voting power of any class or classes of the Company's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities"); or

                        (ii) Shares representing 50% or more of the combined
                  voting power of the Company's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its Subsidiaries or affiliates); or

                        (iii) As a result of, or in connection with, any tender
                  offer or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or

                        (iv) Following the effective date of the Plan, the
                  Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (A) any party to such merger or consolidation, or (B) any affiliates of any such party; or

                        (v) The Company transfers more than 50% of its assets,
                  or the last of a series of transfers results in the transfer of more than 50% of the assets of the Company, to another entity that is not wholly-owned by the Company. For purposes of this subparagraph (v), the determination of what constitutes 50% of the assets of the Company shall be made by the Committee, as constituted immediately prior to the events that would constitute a change in control if 50%



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                  of the Company's assets were transferred in connection with such events, in its sole discretion.

         If the Board makes an option fully exercisable upon the happening of one of the events described in this paragraph 16, the Board shall notify each Participant that the option shall be fully exercisable for a period of at least 30 days from the date of such notice, and the option shall terminate upon the expiration of such period.

         The Board, in its sole discretion, also may adjust the Reserves as well as the Option Price of the Common Stock subject to each outstanding option if the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of Common Stock or consolidates with or merges into any other corporation.

         17. AMENDMENT OR TERMINATION. The Board may at any time terminate, suspend or amend the entire Plan or any provision of the Plan. Except as provided in paragraph 16, no such termination shall affect options previously granted, nor may an amendment make any change in any option previously granted that adversely affects the rights of any Participant, nor may an amendment be made without prior approval of the Company's stockholders if such amendment would:

                  (a) materially increase the number of shares of Common Stock that may be issued pursuant to the Plan; or

                  (b) change the designation or class of employees eligible for participation in the Plan;

provided that prior approval of the Company's stockholders with respect to the foregoing shall be required only to the extent required by an statutory law, regulation or stock exchange rule.

         18. NOTICES. All notices or other communications by a Participant to the Committee under or in connection with the Plan shall be deemed to have been given when received in the form specified by the Committee to the location, or by the person, designated by the Committee for the receipt thereof.

         19. STOCKHOLDER APPROVAL. The Plan shall be subject to approval of the Company's stockholders within 12 months before or after the Effective Date of the Plan.

         20. EMPLOYMENT RIGHTS. Participation in the Plan shall not impose any obligations upon the Company to continue the employment of a Participant for any specific period of time and shall not affect the right of the Company to terminate such person's employment at any time, with or without cause.

         21. GOVERNING LAW. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Washington (without giving effect to conflicts of laws principles) and applicable Federal law.



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         22. CONDITIONS UPON ISSUANCE OF COMMON STOCK. Common Stock shall not be issued with respect to an option unless the exercise of the option and the issuance and delivery of the Common Stock complies with all applicable provisions of law, domestic or foreign, including without limitation the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under such laws, the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be subject to the approval of counsel to the Company with respect to such legal compliance.

         As a condition to the exercise of an option, the Company may require the person exercising the option to represent and warrant at the time of such exercise that the Common Stock is being purchased only for investment without any present intention to sell or distribute the Common Stock if, in the opinion of counsel to the Company, such a representation is required by applicable law.

         23. EFFECTIVE DATE. The Plan shall be effective on the Effective Date subject to the approval of the Plan by the Company's stockholders.



Adopted by the Board of Directors of The Ackerley Group, Inc. on November 10, 1999.



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